Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS APPOINTS INDUSTRY VETERAN AS
SENIOR VICE PRESIDENT

AND CONTROLLER

Patrick T. Hogan Brings 20 Years of Financial Experience

CHARLOTTE, N.C. (PR NEWSWIRE) – April 23, 2007 – FairPoint Communications, Inc. (NYSE: FRP), a leading provider of communications services to rural and small urban communities across the country, today announced the appointment of Patrick T. Hogan to the position of Senior Vice President and Controller. Mr. Hogan will succeed Lisa R. Hood, who has been promoted to the new position of Chief Operating Officer – FairPoint Telecom Group. Ms. Hood will serve as the Chief Operating Officer of FairPoint’s existing operating companies.

"Pat Hogan will add further depth to our management team and brings invaluable experience as we move forward with the integration of our pending merger with the Verizon wireline operations in Maine, New Hampshire and Vermont," said Gene Johnson, FairPoint's Chairman and Chief Executive Officer. "Ms. Hood’s experience and knowledge of the existing operations will ensure that we continue to provide excellent service and products to our legacy companies."

Mr. Hogan, age 39, has served as the Vice President, Finance and Controller of Hawaiian Telcom since July 2005. Prior to Hawaiian Telcom, Mr. Hogan held positions with RCN Corporation, Vornado Realty Trust, Telephone and Data Systems, Inc. and Coopers & Lybrand (now PricewaterhouseCoopers). He received a B.B.A. with a concentration in Accountancy from the University of Notre Dame and a J.D. from Notre Dame Law School. Mr. Hogan is both a certified public accountant and an attorney.

Ms. Hood has served as FairPoint's Controller since December 1993 and was promoted to Senior Vice President in July 2004.

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate communications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

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This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

SOURCE:	FairPoint Communications, Inc. (www.fairpoint.com)

CONTACTS:	Investors - Brett Ellis, 866-377-3747; bellis@fairpoint.com or
Media - Rob Thompson, 704-227-3633; rjthompson@fairpoint.com

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